Press Release For immediate release
Invesco Ltd. Announces April 30, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, May 9, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $972.8 billion, an increase of 4.1% month over month. The increase was driven by the Guggenheim acquisition, favorable market returns, an increase in money market AUM, and reinvested distributions; partially offset by net long-term outflows, foreign exchange, and non-management fee earning AUM outflows. Excluding the acquisition, assets under management (AUM) were largely unchanged month over month. Completion of the Guggenheim acquisition on April 6th increased AUM by $38.1 billion. FX decreased AUM by $3.6 billion. Preliminary average total AUM for the quarter through April 30 were $968.7 billion, and preliminary average active AUM for the quarter through April 30 were $735.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2018(a)	$972.8	$447.5	$236.7	$59.7	$82.0(b)	$146.9
March 31, 2018	$934.2	$420.6	$227.9	$59.7	$79.6	$146.4
February 28, 2018	$945.4	$432.3	$226.0	$58.5	$83.3	$145.3
January 31, 2018	$972.6	$453.3	$227.7	$60.3	$83.0	$148.3
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2018(a)	$733.6	$291.5	$170.7	$59.7	$82.0(b)	$129.7
March 31, 2018	$733.9	$292.3	$171.1	$59.7	$79.6	$131.2
February 28, 2018	$742.0	$299.9	$169.7	$58.5	$83.3	$130.6
January 31, 2018	$763.1	$315.3	$170.5	$60.3	$83.0	$134.0
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2018(a)	$239.2	$156.0	$66.0	$—	$—(b)	$17.2
March 31, 2018	$200.3	$128.3	$56.8	$—	$—	$15.2
February 28, 2018	$203.4	$132.4	$56.3	$—	$—	$14.7
January 31, 2018	$209.5	$138.0	$57.2	$—	$—	$14.3

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $76.6 billion in institutional money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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